As filed with the Securities and Exchange Commission on June 4, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Encysive Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3532643
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6700 West Loop South, 4th Floor

Bellaire, Texas 77401
(713) 796-8822
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bruce D. Given, M.D.

President and Chief Executive Officer
Encysive Pharmaceuticals Inc.
6700 West Loop South, 4th Floor
Bellaire, Texas 77401
(713) 796-8822
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert G. Reedy
Porter & Hedges, L.L.P.
700 Louisiana, 35th Floor
Houston, Texas 77002
Telephone: (713) 226-0674
Telecopy: (713) 226-0274

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to Be Registered(1)	Aggregate Offering Price(2)	Registration Fee

Debt Securities(3)
Common Stock, par value $.005 per share(4)
Preferred Stock, par value $.005 per share
Depositary Shares(5)
Warrants
Purchase Contracts
Units
Guarantees of the Debt Securities, Warrants, Purchase Contracts and Units(6)

Total	$150,000,000	$19,005

(1)	The securities registered consist of $150,000,000 of an indeterminate number or amount of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts, Units and Guarantees, as may be issued from time to time at indeterminate prices. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies. This registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder.

(2)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	If any Debt Securities are issued at an original issue discount, then the offering price of the Debt Securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $150,000,000 less the offering price of any security previously issued hereunder.

(4)	Includes one preferred share purchase right (the “Rights”) for each share of common stock. Pursuant to Rule 457(g) of the Securities Act, no separate fee is payable in connection with the Rights.

(5)	Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a deposit agreement. In the event that the registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing the fractional interests and the shares of Preferred Stock will be issued to the depositary under the deposit agreement.

(6)	Pursuant to Rule 457(n), no separate fee is payable in connection with the Guarantees.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS*

      The following subsidiaries of Encysive Pharmaceuticals Inc. are co-registrants under this registration statement.

Jurisdiction of
	Incorporation or	I.R.S. Employer
Name	Organization	Identification Number

ImmunoPharmaceutics, Inc.	California	33-0280026
EP-ET, LLC	Delaware	76-0646036
Encysive, L.P.	Delaware	74-2970161

*	The address for each of the co-registrants is c/o Encysive Pharmaceuticals Inc., 6700 West Loop South, 4th Floor, Bellaire, Texas 77401, telephone (713) 796-8822.

      The name and address, including zip code, of the agent for service for each of the co-registrants is Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals Inc., 6700 West Loop South, 4th Floor, Bellaire, Texas 77401. The telephone number, including area code, of the agent for service for each of the co-registrants is (713) 796-8822.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2004

PROSPECTUS

$150,000,000

Debt Securities

Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Units

        We may offer from time to time debt securities, shares of our common stock, shares of our preferred stock, depositary shares, warrants, purchase contracts and units.

      The aggregate initial offering price of the securities that we offer will not exceed $150,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

      Our common stock is quoted on The Nasdaq Stock Market under the symbol “ENCY.” The last reported sale price of our common stock on June 3, 2004 was $8.54 per share.

      We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

      Investing in our securities involves significant risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a “shelf” registration process. This prospectus provides you with a general description of the offered securities. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” As used in this prospectus, the terms “we,” “us,” “our” and “Encysive” mean Encysive Pharmaceuticals Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

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ENCYSIVE PHARMACEUTICALS INC.

      Encysive is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed one Food and Drug Administration, or FDA, approved drug, Argatroban, for the treatment of heparin-induced thrombocytopenia, or HIT, that is marketed by GlaxoSmithKline plc, also referred to as GlaxoSmithKline, or GSK. Our lead drug candidate, Thelin™ (sitaxsentan), is an endothelin receptor antagonist in Phase III clinical trials for the treatment of pulmonary arterial hypertension, or PAH. In addition, we have earlier stage clinical product candidates in development including TBC3711, a next generation endothelin receptor antagonist, and bimosiamose, being developed by our majority-owned German affiliate, Revotar Biopharmaceuticals AG, or Revotar.

      Our affiliates and subsidiaries include: Revotar Biopharmaceuticals AG, a German corporation located in Berlin and a majority-owned affiliate; ImmunoPharmaceutics, Inc., a California corporation and a wholly owned subsidiary also referred to as IPI; EP-ET, LLC, a Delaware limited liability corporation and a wholly owned subsidiary also referred to as EP-ET; Encysive, L.P., a Delaware limited partnership also referred to as ELP; and Encysive (UK) Limited, a United Kingdom private limited company and a wholly owned subsidiary. EP-ET is the general partner of ELP and we are the sole limited partner of ELP. Revotar was formed during the third quarter of 2000 to conduct research and development for novel small molecule compounds and to develop and commercialize our selectin antagonists. We acquired all of the outstanding common stock of IPI in exchange for shares of our common stock in July of 1994. In June of 2000, we, through EP-ET, and ICOS Corporation, a Delaware corporation also referred to as ICOS, entered into an agreement and formed ICOS-Texas Biotechnology L.P., a Delaware limited partnership also referred to as ICOS-TBC, to develop and globally commercialize endothelin-A receptor antagonists. We and ICOS were both 50% owners in ICOS-TBC until April 22, 2003, at which time we purchased ICOS’ share of ICOS-TBC and changed the name of ICOS-TBC to Encysive, L.P.

      Our executive offices are located at 6700 West Loop South, 4th Floor, Bellaire, Texas 77401. Our telephone number is (713) 796-8822.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, also known as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, also known as the Exchange Act. All statements other than statements of historical fact included in and incorporated by reference into this prospectus are forward-looking statements. These forward-looking statements include, without limitation, statements regarding our estimate of the sufficiency of our existing capital resources and our ability to raise additional capital to fund cash requirements for future operations, and regarding the uncertainties involved in the drug development process and the timing of regulatory approvals required to market these drugs. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that such expectations reflected in these forward-looking statements will prove to have been correct.

      When used in this prospectus, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under “Risk Factors” and elsewhere in this prospectus.

      You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. Before you invest in the offered securities, you should be aware that the occurrence of any of the contingent factors described under “Risk Factors” could substantially harm our business, results of operations and financial condition. Upon the occurrence of any of these events, you could lose all or part of your investment.

      We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Exchange Act and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission, also known as the SEC. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Encysive maintains an Internet site at www.encysive.com. Information on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.

      We have filed a registration statement with the SEC on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about the offered securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have previously been filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-20117).

•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2004 (File No. 000-20117).

•	A description of our common stock contained in our registration statement on Form 8-A effective June 18, 2001 (File No. 000-20117), and a description of our preferred stock purchase rights contained in our registration statement on Form 8-A effective January 3, 2002 (File No. 000-20117).

•	Our current reports on Form 8-K dated February 19, 2004, April 29, 2004, May 24, 2004 and June 3, 2004 (File No. 000-20117) (excluding any information furnished pursuant to Item 9 or Item 12 of any such current report on Form 8-K).

      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 9 or Item 12 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Stephen L. Mueller, Vice-President, Finance and Administration, Secretary and Treasurer, at 6700 West Loop South, 4th Floor, Bellaire, Texas 77401, or at (713) 796-8822.

RISK FACTORS

      This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in the offered securities. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy the offered securities.

Risks Related to Our Business, Industry and Strategy

There is uncertainty in the development of our products and if we do not successfully commercialize our products, we will not be profitable.

      In November 2000, we began to market our first product, Argatroban, through our agreement with GSK. However, the royalties produced to date by Argatroban have not made us profitable. To date, the majority of our resources have been dedicated to the research and development of Argatroban and other small molecule drugs for certain vascular and related inflammatory diseases. The commercial applications of our product candidates will require further investment, research, development, preclinical and clinical testing and regulatory approvals, both foreign and domestic. We cannot assure you that we will be able to develop, produce at reasonable cost, or market successfully, any of our product candidates. Further, these product candidates may need to be delivered by means other than orally, such as intravenously or through inhalation, which may prevent or limit their commercial use. All of our products will require regulatory approval before they may be commercialized. Products, if any, resulting from our research and development programs other than Argatroban may not be commercially available for a number of years, if at all, and we cannot assure you that any successfully developed products will generate substantial revenues or that we will ever be profitable.

We have a history of operating and net losses and we may never become profitable.

      We have been unprofitable to date and expect to incur operating losses for the next several years as we invest in product research and development, preclinical and clinical testing, regulatory compliance and commercialization. At March 31, 2003, we had an accumulated deficit of approximately $194.6 million, and for the fiscal years ended December 31, 2003, 2002 and 2001 we have incurred net losses of approximately $35.3 million, $23.5 million and $19.1 million, respectively. We will require substantial additional funding to complete the research and development of our product candidates and to establish commercial scale manufacturing facilities, if necessary, to market our products. To become profitable, we, either alone or with our collaborators, must successfully develop, manufacture and market our product candidates, or continue to identify, develop, acquire, manufacture and market other new product candidates. We may never have any significant revenues or become profitable.

If we are unable to raise additional capital when needed, we will be unable to conduct our operations and develop our potential products.

      We have financed our research and development activities and other operations primarily through public and private offerings of our common stock and from funds received through our development and funding collaborations, research agreements and partnerships. We also have received royalty revenue from sales of Argatroban. In December 2003, we sold 7,475,000 shares of common stock in a public offering and realized net proceeds of approximately $45.4 million. As of March 31, 2004, we had cash, cash equivalents and investments in marketable securities, including accrued interest thereon, of approximately $71.6 million.

      We expect to continue to incur substantial research and development expenditures as we design and develop biopharmaceutical products for the prevention and treatment of cardiovascular and other diseases. We also anticipate that our operating expenses will increase in subsequent years because:

•	we expect to incur significant expenses in conjunction with additional clinical trial costs for Thelin™ and research and clinical trial costs for development of bimosiamose and expect to begin to incur costs for clinical trials related to additional compounds;

•	we expect to incur additional costs in future periods related to Argatroban in complying with ongoing FDA requirements and possible clinical trial expenditures for additional therapeutic indications; and

•	if Thelin™ receives regulatory approval, we will incur significant commercialization expenses.

      We anticipate that our existing capital resources and other revenue sources, should be sufficient to fund our cash requirements into the third quarter of 2005. We also anticipate that we will need to secure additional funds to continue the required levels of research and development to complete the development and submit a new drug application, or NDA, for Thelin™ and to reach our other current long-term goals. We anticipate that the NDA submission may occur on or about the end of the first quarter of 2005. We intend to seek such additional funding through collaborative arrangements and/or through public or private financings, if required. We cannot assure you that such collaborative arrangements or funding will be available on acceptable terms. As we review our research and development programs, we may also consider various measures to reduce our costs in order to effectively utilize our capital resources. In early 2003, we implemented changes to reduce our operating costs, including reducing our research and administration staff. If we are unable to successfully access additional funding, we may be forced to take further cost reduction measures. These adjustments may include scaling back, delaying or terminating one or more research or development programs, curtailing capital expenditures or reducing business development and other operating activities. We may also consider seeking collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available or relinquishing, licensing or otherwise disposing of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

Our decision to continue to develop and globally commercialize endothelin-A receptor antagonists without ICOS could adversely affect our financial position and our commercial prospects.

      In June 2000, we entered into an agreement with ICOS to form ELP to develop and globally commercialize endothelin-A receptor antagonists. In April 2003, we purchased ICOS’ share of ELP. ICOS concluded its participation in the endothelin development program as part of its commitment to focusing ICOS’ development efforts on its other drug candidates. As a result, we are currently responsible for all costs and expenses of ELP and our endothelin development program, incurred after December 31, 2002. These costs and expenses will be significant and we will need to seek additional funding and/or find a suitable collaborator to continue the development and commercialization of endothelin-A receptor antagonists, including Thelin™ and TBC3711.

Endothelin antagonists as a class may generate liver abnormalities.

      Liver and fetal abnormalities have previously been recognized as complications related to the endothelin antagonist class of drug. Fetal abnormalities with respect to this class of drug have been detected in animal studies. Liver abnormalities in the STRIDE 1 trial reversed in all cases with discontinuation of the drug. The most frequent adverse events that occurred in patients receiving Thelin™, and that were more common than in placebo-treated patients, were headache, peripheral edema, nasal congestion and dizziness. We have initiated STRIDE 2, a pivotal Phase III trial in PAH. In June 2003, we received a Special Protocol Assessment, also referred to as an SPA, from the FDA confirming that STRIDE 2, together with the results of STRIDE 1 and planned supportive trials, will be sufficient for filing an NDA.

      We cannot assure you that similar liver abnormalities will not occur in STRIDE 2 or other clinical studies related to our endothelin development program or in commercial usage after approval. If we are unable to clearly demonstrate that Thelin™ provides an acceptable risk-benefit profile as compared to currently approved therapies, we are not likely to receive regulatory approval to market Thelin™, which could prevent us from generating meaningful revenue or achieving profitability.

We may experience significant fluctuations in our operating results.

      We have historically experienced, and expect to continue to experience for the foreseeable future, significant fluctuations in our operating results. These fluctuations are due to a number of factors, many of which are outside of our control, and may result in volatility of our stock price. Future operating results will depend on many factors, including:

•	demand for our products;

•	regulatory approvals for our products;

•	the timing of the introduction and market acceptance of new products by us or competing companies; and

•	the timing and magnitude of certain research and development expenses.

We face substantial competition that may result in others developing and commercializing products more successfully than we do.

      The biopharmaceutical industry is highly competitive. Our success will depend on our ability to develop products and apply technology and to establish and maintain a market for our products. Potential competitors in the U.S. and other countries include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. Many of our competitors have substantially greater research and development capabilities and experience and greater manufacturing, marketing and financial resources than we do. Accordingly, our competitors may develop products or other novel technologies that are more effective, safer or less costly than any that have been or are being developed by us or may obtain FDA approval for products more rapidly than we are able.

      We have significant competition for Argatroban for the treatment of HIT. The products that compete with Argatroban include:

•	Refludan®, which was approved by the FDA in 1997 for the treatment of HIT;

•	Orgaran®, which is a low molecular weight heparinoid that has been approved for the treatment of deep vein thrombosis, but is believed to be used without an approved indication (“off-label”) for the treatment of HIT in the U.S.; and

•	Angiomax®, which is approved for use in the U.S. as an anticoagulant in patients with unstable angina undergoing percutaneous transluminal coronary angioplasty.

      We may also face competition for Argatroban in indications other than HIT, when and if such indications are approved by the FDA, including:

•	Revasc®, which is used in the treatment of deep vein thrombosis following hip surgery and has received regulatory approval in Europe;

•	Angiomax®, which is in Phase III clinical trials for acute coronary syndromes and is in clinical trials for HIT patients;

•	Arixtra®, which is approved for the prevention of deep vein thrombosis and pulmonary embolism; and

•	Melagatran, which is being developed as a treatment for deep vein thrombosis, has completed Phase III trials and is under regulatory review.

      A number of companies, including Abbott Laboratories and Myogen, Inc., have endothelin-A, or ETA, compounds in clinical development and while Abbott Laboratories’ compound is presently being evaluated for treatment of cancer, we cannot assure you that it will not compete with Thelin™. If Myogen’s compound receives regulatory approval, it will be in competition with Thelin™. Myogen has begun two Phase III trials for its ETA compound in PAH. Several companies have non-selective endothelin antagonists in development. Actelion Ltd., a biotechnology company located in Switzerland, and Genentech, Inc. received approval from the FDA to market Tracleer® (bosentan) for the treatment of PAH during 2001. In addition to endothelin antagonists, Pfizer Inc. is conducting clinical trials with Viagra® for use in treating PAH. If phosphodiesterase 5 inhibitors such as Viagra® demonstrate a benefit in PAH patients, we believe they will be used as additive therapy with endothelin antagonists.

      We cannot assure you that technological development by others will not render our products or product candidates uncompetitive or that we will be successful in establishing or maintaining technological competitiveness.

We are dependent on third parties to fund, market and develop our products, including Argatroban.

      We rely on strategic relationships with our corporate partners to provide the financing, marketing and technical support and, in certain cases, the technology necessary to develop and commercialize certain of our product candidates. We have entered into an agreement with Mitsubishi Pharma Corporation, or Mitsubishi, to license rights and technology relating to Argatroban in the U.S. and Canada for specified therapeutic indications. Either party may terminate the Mitsubishi agreement on 60 days notice if the other party defaults on its material obligations under the agreement, declares bankruptcy or becomes insolvent, or if a substantial portion of its property is subject to levy. Unless terminated sooner due to the above-described termination provisions, the agreement with Mitsubishi expires on the later of the termination of patent rights in a particular country or 20 years after the first commercial sale of products in a particular country. If our agreement with Mitsubishi is terminated, we will lose all rights to Argatroban including our right to receive revenues from the sale of Argatroban, which would have a material adverse effect on our business and financial condition.

      We also entered into an agreement with GSK in 1997 whereby we granted an exclusive sublicense to GSK relating to the continued development and commercialization of Argatroban. This agreement provides for the payment of royalties and certain milestone payments upon the completion of various regulatory filings and receipt of regulatory approvals. The agreement generally terminates on a country-by-country basis upon the earlier of the termination of our rights under the agreement with Mitsubishi, the expiration of applicable patent rights, or in the case of certain royalty payments, the introduction of a substantial competitor for Argatroban by another pharmaceutical company. GSK also has the right to terminate the agreement on a country-by-country basis by giving us at least three months written notice based on a reasonable determination by GSK that the commercial profile of the therapeutic indication in question would not justify continued development or marketing in that country. In addition, either we or GSK may terminate our agreement on 60 days notice if the other party defaults on its obligations under the agreement, declares bankruptcy or becomes insolvent. If our agreement with GSK is terminated, we will no longer receive royalties from GSK’s sales of Argatroban and we may experience delays and incur expenses in attempting to commercialize Argatroban.

      We have entered into a worldwide research collaboration and license agreement to discover, develop and commercialize VLA-4 antagonists with Schering-Plough Corporation and Schering-Plough LTD, which are collectively referred to as Schering-Plough. Under the terms of the agreement, Schering-Plough obtained the exclusive worldwide rights to develop, manufacture and market all compounds from our library of VLA-4 antagonists, as well as the rights to a second integrin antagonist. We are responsible for optimizing a lead compound and additional follow-on compounds. Schering-Plough is supporting our research and reimburses us for costs associated with the worldwide product development program and commercialization of the compound. In addition to reimbursing research costs, Schering-Plough paid an upfront license fee and will pay development milestones and royalties on product sales resulting from the agreement. Total payments to us for both the VLA-4 and an additional program, excluding royalties, could reach $87.0 million. Schering-Plough can terminate the research program upon 180 days written notice to us. Schering-Plough has also funded research on a follow-on compound pursuant to a research agreement and such funding will most likely end on June 30, 2004. If the entire agreement is terminated, we will lose Schering-Plough’s funding for the research costs in addition to development milestones and royalties on product sales resulting from the agreement.

      Our success will depend on these and any future strategic alliances. We cannot assure you that we will satisfy the conditions required to obtain additional research or milestone payments under the existing agreements or that we can prevent the termination of these agreements. We also cannot assure you that we will be able to enter into future strategic alliances on acceptable terms. The termination of any existing strategic alliances or the inability to establish additional collaborative arrangements may limit our ability to develop our technology and may have a material adverse effect on our business and financial condition.

If Revotar is unable to obtain additional funding, including the additional funding that we are obligated to provide, we may lose our rights to commercialize bimosiamose.

      Revotar is developing a selectin antagonist, bimosiamose, for the treatment of asthma and psoriasis. Currently, Revotar has exclusive worldwide rights to bimosiamose for the treatment of asthma and other inflammatory indications as well as rights outside of North America for topical indications. We have exclusive worldwide rights for the use of bimosiamose in organ transplant as well as exclusive North American rights to all topical indications. In 2002, we and the other stockholders of Revotar executed an agreement to provide approximately $4.5 million in unsecured loans, of which our commitment was approximately $3.4 million. Revotar has borrowed the entire commitment from us as of the second quarter of 2004. We are not obligated to advance any funds to Revotar in excess of our $3.4 million commitment, and we have no present intention of advancing any other funds to Revotar in excess of such commitment. We believe that Revotar’s existing funds and proceeds under German government scientific grants will be sufficient to fund Revotar into the first quarter of 2005. In order to continue to operate beyond that time, Revotar will need to seek additional funding through collaborative arrangements and/or through public or private financings in the future. We cannot assure you that such funding will be available on acceptable terms. Revotar is actively seeking a partner or partners for the inhaled indications of bimosiamose, however if Revotar is unable to obtain additional funding, Revotar will no longer be able to continue its operations, and may have to consider various methods of maximizing shareholder value, including the sale or liquidation of its assets to its stockholders or third parties.

Risks Relating to Clinical and Regulatory Matters

The regulatory approval process is costly and lengthy and we may not be able to successfully obtain all required regulatory approvals.

      The preclinical development, clinical trials, manufacturing, marketing and labeling of pharmaceuticals are all subject to extensive regulation by numerous governmental authorities and agencies in the U.S. and other countries. We must obtain regulatory approval for each of our product candidates before marketing or selling any of them. It is not possible to predict how long the approval processes of the FDA or any other applicable federal, state or foreign regulatory authority or agency for any of our products will take or whether any such approvals ultimately will be granted. Positive results in preclinical testing and/or early phases of clinical studies offer no assurance of success in later phases of the approval process. Generally, preclinical and clinical testing of products can take many years and require the expenditure of substantial resources, and the data obtained from these tests and trials can be susceptible to varying interpretations that could delay, limit or prevent regulatory approval. For example, we licensed rights to Argatroban in 1993, and incurred costs, including preclinical research studies and clinical trials costs of approximately $43 million, prior to its approval by the FDA in June 2000. Any delay in obtaining, or failure to obtain, approvals could adversely affect the marketing of our products and our ability to generate product revenue.

      The risks associated with the approval process include:

•	delays or rejections in the regulatory approval process based on the failure of clinical or other data to meet expectations, or the failure of the product to meet a regulatory agency’s requirements for safety, efficacy and quality;

•	regulatory approval, if obtained, may significantly limit the indicated uses for which a product may be marketed; and

•	reliance on FDA guidance in our development plans.

Our clinical trials could take longer to complete and cost more than we expect, which may result in our development plans being significantly delayed.

      We will need to conduct clinical studies of all of our product candidates; these studies are costly, time consuming and unpredictable. Any unanticipated costs or delays in our clinical studies could cause us to expend substantial additional funds or to delay or modify our plans significantly, which would harm our business, financial condition and results of operations. The factors that could contribute to such cost, delays or modifications include:

•	the cost of conducting human clinical trials for any potential product. These costs can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the development and financial support from corporate partners; and

•	intense competition in the pharmaceutical market, which may make it difficult for us to obtain sufficient patient populations or clinician support to conduct our clinical trials as planned. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Other companies are conducting clinical trials and have announced plans for future trials that are seeking or likely to seek patients with the same diseases as those we are studying. Competition for patients in cardiovascular disease trials is particularly intense because of the limited number of leading cardiologists and the geographic concentration of major clinical centers. Our Phase III clinical trial program for Thelin™, STRIDE 2, includes a placebo control group, which may also decrease the pace of enrollment. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate.

Even if we obtain marketing approval, our products will be subject to ongoing regulatory oversight, which may affect the success of our products.

      Any regulatory approvals that we receive for a product may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up Phase IV studies. After we obtain marketing approval for any product, the manufacturer and the manufacturing facilities for that product will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. The subsequent discovery of previously unknown problems with the product or with the manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. We have not incurred any material expenses related to the post-marketing review of Argatroban; however, it is likely that post-marketing expenses for Thelin™ could be more significant than those incurred with Argatroban.

      If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Risks Related to Ongoing Operations

We are dependent on qualified personnel.

      Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. The loss of the services of the principal members of our management and scientific staff including Bruce D. Given, M.D., our President and Chief Executive Officer, and Richard A. F. Dixon, Ph.D., our Senior Vice President, Research and Chief Scientific Officer, may impede our ability to bring products to market. Drs. Given and Dixon, as well as other members of our management team and scientific staff, have employment agreements with us, which provide for initial one-year terms that renew automatically for successive additional one-year periods unless either party provides notice at least sixty days before the scheduled expiration. We do not maintain key person insurance on any members of our management team and scientific staff. Our success is also dependent on our maintaining and expanding our personnel as needs arise in the areas of research, clinical trial management, manufacturing, sales and marketing in order to commercialize products. We face intense competition for such personnel from other companies, academic institutions, government entities and other organizations. We cannot assure you that we will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and our growth in general could pose significant risks to our development and progress.

      We also rely on consultants and advisors to assist us in formulating our research and development strategy. All our consultants and advisors are either self-employed or employed by other organizations, and they may have other commitments such as consulting or advisory contracts with other organizations that may affect their ability to contribute to us.

The hazardous material we use in our research and development could result in significant liabilities, which may exceed our insurance coverage.

      Our research and development activities involve the use of hazardous materials. While we believe that we are currently in substantial compliance with federal, state and local laws and regulations governing the use of these materials, accidental injury or contamination may occur. Any such accident or contamination could result in substantial liabilities, which could exceed our financial resources or not be covered by our general liability insurance, which has a policy limit of $7 million. Additionally, the cost of compliance with environmental and safety laws and regulations may increase in the future.

We may be sued for product liability, which may prevent or interfere with the development or commercialization of our products.

      Because our products and product candidates are new treatments, with limited, if any, past use on humans, serious undesirable and unintended side effects may arise. We may be subject to product liability claims that are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. These claims could expose us to significant liabilities that could prevent or interfere with the development or commercialization of our products and seriously impair our financial position. Product liability insurance is generally expensive for biopharmaceutical companies such as ours. Under the agreements with Mitsubishi and GSK, we also maintain product liability insurance to cover claims that may arise from the sale of Argatroban. Our existing coverage has policy limits of up to $15 million for claims arising from clinical trials or from the sale of Argatroban. Our existing coverage will not be adequate as we further develop products and as sales of Argatroban continue. We cannot assure you that we will be able to maintain our existing insurance coverage or obtain additional coverage on commercially reasonable terms for liability arising from the use or sale of our other products in the future. Also, this insurance coverage and our resources may not be sufficient to satisfy any liability resulting from product liability claims and a product liability claim may have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Product Manufacturing and Sales

We have very limited manufacturing, marketing and sales experience.

      We have very limited manufacturing, marketing and product sales experience. If we develop any additional commercially marketable products, we cannot assure you that contract manufacturing services will be available in sufficient capacity to supply our product needs on a timely basis. If we decide to build or acquire commercial scale manufacturing capabilities, we will require additional management and technical personnel and additional capital.

      Upon regulatory approval, we intend to commercialize Thelin™ in North America through our own specialty sales force. As a result, we would face a number of additional risks, including:

•	we may not be able to attract and build a significant marketing or sales force;

•	the cost of establishing a marketing or sales force may not be justifiable in light of product revenues; and

•	our direct sales and marketing efforts may not be successful.

We cannot assure you that the raw materials necessary for the manufacture of our products will be available in sufficient quantities or at a reasonable cost.

      Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, each of which could materially impair our competitive position and potential profitability. We cannot assure you that we will be able to enter into any other supply arrangements on acceptable terms, if at all.

We are dependent on a single supplier of Argatroban.

      At the present time, Mitsubishi is the only supplier of Argatroban in bulk form. Mitsubishi has entered into a supply agreement with GSK to supply Argatroban in bulk to meet GSK’s and our needs. Should Mitsubishi fail during any consecutive nine-month period to supply GSK with at least 80 percent of its requirements, and such requirements cannot be satisfied by existing inventories, the supply agreement with Mitsubishi provides for the nonexclusive transfer of the production technology to GSK. However, in the event Mitsubishi terminates supplying Argatroban or defaults in its supply commitment, we cannot assure you that GSK will be able to commence manufacturing of Argatroban in a timely manner or that alternate sources of bulk Argatroban will be available at reasonable cost, if at all. If GSK cannot commence the manufacturing of Argatroban or alternate sources of supply are unavailable or are not available on commercially reasonable terms, it could harm our profitability. In addition, finishing and packaging has only been arranged with one manufacturing facility in the U.S. GSK has informed us that they will be finishing and packaging in a GSK facility sometime in the future.

Our products, even if approved by the FDA or foreign regulatory agencies, may not be accepted by health care providers, insurers or patients.

      If any of our products, including Argatroban, after receiving FDA or other foreign regulatory approval, fail to achieve market acceptance, our ability to become profitable in the future will be adversely affected. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy and cost effectiveness. In addition, market acceptance depends on the effectiveness of our marketing strategy and the availability of reimbursement for our products.

The successful commercialization of our products is dependent on pharmaceutical pricing and third-party reimbursement.

      In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, government and private third-party payors are increasingly attempting to contain health care costs by limiting both the coverage and the level of reimbursement of drug products. Consequently, the reimbursement status of newly approved health care products is highly uncertain, and we cannot assure you that third-party coverage will be available or that available third-party coverage will enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Our long-term ability to market products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available. Third-party payors are increasingly challenging the prices of medical products and services. Furthermore, inadequate third-party coverage may reduce market acceptance of our products. Significant changes in the health care system in the United States or elsewhere could have a material adverse effect on our business and financial performance.

      Thelin™ belongs to a class of drug called endothelin antagonists, which may cause liver and fetal abnormalities. Tracleer® (bosentan), a product of Actelion, Inc., also belongs to this class of drug, and the FDA, as a condition for the approval of Tracleer®, required that Actelion distribute Tracleer® via a limited access program. A limited access program is a distribution system which seeks to manage the post marketing risk of an approved medication through: (i) limited distribution of the medication through a number of specialty distributor pharmacies; (ii) registration of all practitioners prescribing the medication; (iii) registration of all patients receiving the medication; (iv) written certification by the practitioner that the medication is being prescribed for a medically appropriate use; (v) review of safety warnings with the patient by the practitioner; and (vi) an ongoing comprehensive program to monitor, collect, track and report adverse event and other safety related information from patients receiving the medication. We believe that since Thelin™ belongs to the same class of drug as Tracleer®, the FDA will require that Thelin™ be distributed though a limited access program that may make patient access and reimbursement more difficult.

Risks Relating to Intellectual Property

We may not be able to protect proprietary information and obtain patent protection.

      We actively seek patent protection for our proprietary technology, both in the U.S. and in other areas of the world. However, the patent positions of pharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal, scientific and factual issues. Intellectual property is an uncertain and developing area of the law that is potentially subject to significant change. Our success will depend significantly on our ability to:

•	obtain patents;

•	protect trade secrets;

•	operate without infringing upon the proprietary rights of others; and

•	prevent others from infringing on our proprietary rights.

      We cannot assure you that patents issued to or licensed by us will not be challenged, invalidated or circumvented, or that the rights granted will provide competitive advantages to us. We cannot assure you that our patent applications or pending patent applications, if and when issued, will be valid and enforceable and withstand litigation. We cannot assure you that others will not independently develop substantially equivalent, generic equivalent or superseding proprietary technology or that an equivalent product will not be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. We may experience a significant delay in obtaining patent protection for our products as a result of a substantial backlog of pharmaceutical and biotechnology patent applications at the U.S. Patent and Trademark Office, also referred to as the PTO. Other competitors may have filed or maintained patent applications for technology used by us or covered by pending applications. In addition, patent protection, even if obtained, is affected by the limited period of time for which a patent is effective.

      GSK currently markets Argatroban and enjoys market exclusivity pursuant to the Waxman/ Hatch Act that provides protection from competition until June 30, 2005. We can obtain an extension under Waxman/ Hatch until December 31, 2005 under certain circumstances pertaining to submission of pediatric data. Argatroban is currently marketed in a formulation that is covered under a formulation patent that expires in 2012 and a process patent that expires in 2017. Following expiration of Waxman/ Hatch protection, it is possible that generic manufacturers may be able to produce Argatroban without violating the formulation or process patents.

      We could also incur substantial costs in filing and prosecuting patent claims, in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The PTO could institute interference proceedings involving us in connection with one or more of our patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or a comparable agency in a foreign jurisdiction could also institute re-examination or opposition proceedings against us in connection with one or more of our patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents. As of the date of this report, there are no suits, interference proceedings, re-examination proceedings or opposition proceedings, pending or, to our knowledge, threatened against us, with respect to patents issued to or licensed by us or with respect to any patent applications filed by us.

      We may be required to obtain licenses to patents or other proprietary rights from third parties. We cannot assure you that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we are unable to obtain required licenses, we could encounter delays in product introductions while we attempt to design around blocking patents, or we could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

We rely on compounds and technology licensed from third parties and termination of any of those licenses would result in the loss of significant rights.

      We have entered into an agreement with Mitsubishi to license Mitsubishi’s rights and technology relating to Argatroban and to license Mitsubishi’s own proprietary technology developed with respect to Argatroban. Under the agreement, Mitsubishi has the right to bring any suit or action for infringement of the patent rights granted thereunder; provided, however, if Mitsubishi fails to take action with respect to any infringement, we have the right to bring any appropriate suit or action against the infringer based upon any patent with the patent rights granted thereunder that has a claim that specifically covers a licensed product. The agreement provides us an exclusive license to use and sell Argatroban in the U.S. and Canada for all cardiovascular, renal, neurological and immunological purposes other than use for the coating of stents. We are required to pay Mitsubishi specified royalties on net sales of Argatroban by us and our sublicensees after its commercial introduction in the U.S. and Canada. During 2000, we signed an additional agreement with Mitsubishi that provides us with royalties on sales of Argatroban in certain European countries, up to a total of $5.0 million in milestones for the development of ischemic stroke and certain other provisions. During 2001, we received $2.0 million of these milestones less certain Japanese withholding taxes. Additional milestones are dependent on further development of Argatroban in the indication of ischemic stroke. During 2002, we completed a Phase II human clinical trial for Argatroban as a monotherapy treatment for acute ischemic stroke. The clinical trial met the primary safety endpoint and showed positive results in the secondary safety endpoint. In light of a lack of an overall efficacy trend and the high risk and high costs associated with stroke trials, it is unlikely that we will proceed independently with a full Phase III program. Either party may terminate the agreement with Mitsubishi on 60 days notice if the other party defaults in its material obligations under the agreement, declares bankruptcy or becomes insolvent, or if a substantial portion of its property is subject to levy. We are currently in compliance with respect to the material obligations under the agreement. Unless terminated sooner, the agreement with Mitsubishi expires on the later of termination of patent rights in a particular country or 20 years after first commercial sale of products in a particular country. If our agreement with Mitsubishi is terminated, we will lose the rights to Argatroban including our right to receive revenues from the sale of Argatroban, which would have a material adverse effect on our business and financial condition.

If we are unable to keep our trade secrets confidential, our technology and information may be used by others to compete against us.

      We rely significantly on trade secrets, know-how and continuing technological advancement to maintain our competitive position. We try to protect this information by entering into confidentiality agreements with our employees and consultants, which contain assignment of invention provisions. Notwithstanding these agreements, others may gain access to these trade secrets, such agreements may not be honored and we may not be able to protect effectively our rights to our unpatented trade secrets. Moreover, our trade secrets may otherwise become known or independently developed by our competitors.

Risks Related to Our Common Stock Outstanding

Our stock price is volatile.

      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our common stock, like that of the securities of other biopharmaceutical companies, has been and may be highly volatile. During the period from January 1, 2002 to December 31, 2003, our stock price has ranged from a low of $0.72 per share (on February 20, 2003) to a high of $9.10 per share (on December 31, 2003). Further information regarding the trading price of our common stock is included in Item 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Factors such as announcements concerning technological innovations, new commercial products or procedures by us or our competitors, proposed governmental regulations and developments in both the U.S. and foreign countries, disputes relating to patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by us or our competitors, public concern as to the safety of biotechnology products, and economic and other external factors, as well as period-to-period fluctuations of financial results, may have a significant effect on the market price of our common stock.

      From time to time, there has been limited trading volume with respect to our common stock. In addition, we cannot assure you that there will continue to be a trading market or that any securities research analysts will continue to provide research coverage with respect to our common stock. It is possible that such factors will adversely affect the market for our common stock.

Issuance of shares in connection with financing transactions or under stock plans and outstanding warrants will dilute current stockholders.

      Pursuant to our stock plans, our management is authorized to grant stock awards to our employees, directors and consultants. In addition, we also have warrants outstanding to purchase shares of our common stock. You will incur dilution upon exercise of any outstanding stock awards or warrants. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, further dilution to our existing stockholders will result, and new investors could have rights superior to existing stockholders.

The number of shares of our common stock eligible for future sale, including warrants, which are currently exercisable, could adversely affect the market price of our stock.

      As of the date of this report, we have reserved approximately 8.1 million shares of common stock for issuance under outstanding options and warrants. Approximately 8.0 million of these shares of common stock are registered for sale or resale on currently effective registration statements, and the holders of substantially all of the remaining shares of common stock are entitled to registration rights. The issuance of a significant number of shares of common stock upon the exercise of stock options and warrants, or the sale of a substantial number of shares of common stock under Rule 144 or otherwise, could adversely affect the market price of the common stock.

Certain anti-takeover provisions in our certificate of incorporation and Delaware law, our rights plan, and severance provisions of our employment agreements may deter or prevent a change in control of our company and result in the entrenchment of management, even if that change would be beneficial to our stockholders.

      Our Certificate of Incorporation and Section 203 of the Delaware General Corporation Law contain certain provisions that may delay or prevent an attempt by a third party to acquire control of us. These provisions in our Certificate of Incorporation include:

•	authorizing the issuance of “blank check” preferred stock;

•	limiting the ability of stockholders to call a special meeting of stockholders by requiring the written request of the holders of at least 51% of our outstanding common stock; and

•	establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings.

      We are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.

      In January 2002, we adopted a Rights Plan that may delay or prevent such attempt by a third party to acquire control of us without obtaining our agreement to redeem the rights; if our agreement to redeem the rights is not obtained, the third party would suffer substantial dilution. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control by a third party and result in the entrenchment of management. These provisions include:

•	the lump-sum payment to certain members of our management team of up to one year’s annual base salary and a prorata bonus in the event of a termination by us without “cause” or by the management team member for “good reason;”

•	the continued vesting and exercisability of all stock options and restricted stock during specified periods after the termination by us without “cause” or by the management team member for “good reason;”

•	the lump-sum payment to certain members of our management team of up to three years’ annual base salary and bonus in the event of a termination within two years of a “change in control” of us;

•	gross-up payments for certain income taxes on lump-sum payments; and

•	the continuation of certain other benefits for periods of up to three years.

      In the event of the termination of all of these members of management within two years of a “change in control” of us, the base salary and annual bonus portions of these employment agreements would aggregate approximately $6.7 million at the current rate of compensation.

USE OF PROCEEDS

      Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

DILUTION

      Our net tangible book value at March 31, 2004 was $1.26 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Quarter Ended	Year Ended December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)	For the quarter ended March 31, 2004, earnings were insufficient to cover fixed charges by $11.3 million. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, earnings were insufficient to cover fixed charges by $36.4 million, $24.7 million, $19.9 million, $3.5 million and $15.3 million, respectively.

     The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings available for fixed charges” consist of income (loss) from continuing operations before income taxes and monthly interest in consolidated subsidiaries plus fixed charges. “Fixed charges” consist of interest expense.

      Our ratio of earnings to combined fixed charges and preferred stock dividends for the quarter ended March 31, 2004 and each of the five years in the period ended December 31, 2003 is the same as those reflected above for the ratio of earnings to fixed charges because we had no preferred stock dividend requirements.

DESCRIPTION OF DEBT SECURITIES

      Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

•	in the case of senior debt securities, under a senior indenture to be entered into among us, the guarantors of those securities, if any, and a trustee we will identify in a prospectus supplement; and

•	in the case of subordinated debt securities, under a subordinated indenture to be entered into among us, the guarantors of those securities, if any, and a trustee we will identify in a prospectus supplement.

      Both the senior indenture and the subordinated indenture will be substantially in the form included as exhibits to the registration statement of which this prospectus is a part.

      Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, we urge you to read the indentures, the forms of securities, the applicable prospectus supplements and the applicable supplemental indentures.

      As used in this section of the prospectus and under the captions “Description of Capital Stock,” “Description of Depositary Shares,” “Description of Warrants,” “Description of Purchase Contracts,” and “Description of Units,” the terms “we,” “us” and “our” mean Encysive Pharmaceuticals Inc. only, and not the subsidiaries of Encysive Pharmaceuticals Inc. Capitalized terms not otherwise defined in this Description of Debt Securities have the meanings given to them in the indentures.

      Unless otherwise specified in a prospectus supplement, any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities, either of which may be issued in registered or global form. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to certain of our senior debt. In general, this means that if we declare bankruptcy, holders of the senior debt securities and certain other senior debt will be paid in full before the holders of subordinated debt securities will receive any payment on their securities. The debt securities may be fully and unconditionally guaranteed by some or all of our subsidiaries.

      We conduct some of our operations through our subsidiaries. Consequently, our ability to repay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption, or to buy back the securities, depends to a certain extent upon our ability to receive cash flow from our subsidiaries. That is, we will depend upon our subsidiaries’ earnings and their distributing those earnings to us, and upon our subsidiaries repaying investments and advances we have made to them to meet our obligations under the debt securities and our other obligations. Our subsidiaries are separate and distinct legal entities and, except to the extent our subsidiaries guarantee the debt securities, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so.

      Generally, the debt securities will be effectively subordinated to all existing and future secured indebtedness of our subsidiaries and us and to all existing and future indebtedness of all non-guarantor subsidiaries. This means that our rights and the rights of our creditors, including the holders of our debt securities, to receive any of the cash or other assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the superior claims of creditors of the subsidiary, except to the extent that we or our creditors may be recognized as creditors of the subsidiary. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will also depend upon their operating results and will be subject to applicable laws and contractual restrictions. Unless otherwise specified in an applicable prospectus supplement, the indentures do not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

      The indentures do not limit the aggregate principal amount of debt securities that can be issued. The debt securities may be issued in one or more series as we may authorize from time to time. A prospectus supplement and a supplemental indenture relating to the offering of a particular series of debt securities will set forth the specific terms of the offered debt securities.

      These terms will include some or all of the following:

•	the title of the debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	in the case of discount debt securities, the rate of accretion of principal, which may be fixed or variable, or the method of determining such rate, and the date or dates from which principal will accrete or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the indenture;

•	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•	our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to legal defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange (or upon which we may require the holders to convert or exchange) the debt securities into or for common stock, preferred stock or other securities or property of ours or of another Person (or upon which such debt securities shall automatically convert or be exchanged into or for such other securities or property);

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depository for global or certificated debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•	the collateral, if any, securing such debt securities, and the guarantors, if any, who will guarantee such debt securities, or the methods of determining such collateral, if any, and such guarantors, if any;

•	the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable indenture if other than the entire principal amount;

•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures, as amended or supplemented.

      Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in fully-registered form without coupons.

      Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

      The prospectus relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any Senior Debt on the terms set forth below:

      Under the subordinated indenture, “Senior Debt” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us (including all mandatory obligations under repurchase agreements for the payment of the repurchase price for the securities purchased pursuant thereto);

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

      However, Senior Debt does not include:

•	any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

      Senior Debt shall continue to be Senior Debt and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Debt.

      If we default in the payment of any principal of (or premium, if any) or interest on any Senior Debt when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise but excluding payments in Junior Securities) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

      In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

      If any of the following events occur, we will pay in full all Senior Debt before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Encysive Pharmaceuticals Inc. (or relating to our property), whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by us for the benefit of creditors; or

•	any other marshaling of our assets or liabilities.

      In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Debt has been paid in full (other than permitted payments in Junior Securities), such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all such Senior Debt in full.

      The subordinated indenture does not limit the issuance of additional Senior Debt.

Consolidation, Merger, Sale of Assets and Other Transactions

      We may not merge with or into or consolidate with another entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other entity other than a direct or indirect wholly owned subsidiary of ours, and no entity may merge with or into or consolidate with us or, except for any direct or indirect wholly owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•	we are the surviving corporation or the entity formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the applicable indenture;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable indenture.

Events of Default, Notice and Waiver

      Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of our covenants or agreements with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of Encysive Pharmaceuticals Inc.; and

•	any other Event of Default provided with respect to securities of that series.

      If an Event of Default with respect to any debt securities of any series outstanding under an indenture shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately.

      However, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Please read the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

      Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

      The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

      The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

      No holder of a debt security of any series may institute any action against us under either of the indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•	an Event of Default has occurred and the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable indenture;

•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee shall not have instituted such action within 60 days of such request; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

      We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

      We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in the applicable prospectus supplement.

      We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

      If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (“legal defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of legal defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either legal defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

      We may exercise our legal defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

      Under each indenture, we and the applicable trustee may supplement the indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, each indenture requires the consent of each holder of debt securities that would be affected by any modification which would:

•	change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to enforce any payment on or with respect to any debt security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

      Each indenture permits the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indenture which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indenture.

Payment and Paying Agent

      Unless otherwise indicated in the applicable prospectus supplement:

      Payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

      Principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

      A paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

      Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC or one of its participants and transfers of beneficial interests will only be effected through DTC’s or such participant’s records.

      A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934 and no successor depositary has been appointed for 90 days; or

•	we determine in our sole discretion, that the global security shall be exchangeable.

      If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the applicable indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

      Each indenture and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

Trustee

      The Bank of New York Trust Company, N.A. will be the trustee under the senior debt securities indenture. The Bank of New York Trust Company or another trustee may be appointed trustee under the subordinated debt securities indenture.

Conversion or Exchange Rights

      The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

      The total number of shares of all classes of stock that we have authority to issue is 80,000,000, consisting of 75,000,000 shares of common stock, par value $.005 per share, and 5,000,000 shares of preferred stock, par value $.005 per share. We had 52,995,575 shares of common stock outstanding as of June 1, 2004.

      In the discussion that follows, we have summarized selected provisions of our certificate of incorporation and our bylaws relating to our capital stock. You should read our certificate of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. Please read “Where You Can Find More Information.”

Common Stock

      The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors, except as may, in the future, be provided in any resolutions adopted by our board of directors with respect to any series of preferred stock. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of shares of common stock exclusively possess all voting power of our stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to those dividends as may be declared from time to time by our board of directors from funds available for dividends and, upon liquidation, are entitled to receive pro rata all of our assets available for distribution to our stockholders.

Preferred Stock

      Our board of directors is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series,

•	the number of shares of the series, which number the board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding,

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series,

•	the dates on which dividends, if any, will be payable,

•	the redemption rights and price or prices, if any, for shares of the series,

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

•	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

•	whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that class or series or that other security, the conversion or exchange price or prices or rate or rates, any adjustments to those prices or rates, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions of the conversion or exchange,

•	restrictions on the issuance of shares of the same series, or of any other class or series, and

•	the voting rights, if any, of the holders of shares of any series.

      The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. You should read that document for provisions that may be important to you. We will include that document as an exhibit to a filing with the SEC in connection with an offering of preferred stock.

      The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors may determine not to seek stockholder approval.

Rights Plan

      In January 2002, we adopted a rights plan under which our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock held of record as of the close of business on January 22, 2002. Each right initially entitles a stockholder to purchase a one one-thousandth fraction of a share of Preferred Stock — Junior Participating Series A for $55.00. Each such fraction of a share of preferred stock has terms designed to make it essentially equivalent to one share of common stock. The rights will become exercisable only in the event a person or group acquires 15% or more of our common stock or commences a tender or exchange offer which, if consummated, would result in that person or group owning 15% of our common stock. Prior to such an event, the rights will be evidenced by and traded in tandem with the common stock.

      If a person or group acquires a 15% or larger position in Encysive, each right (except those held by the acquiring party) will then entitle its holder to purchase fractional shares of preferred stock having twice the value of the $55 exercise price, with each fractional preferred share valued at the market price of the common stock. Also, if following an acquisition of 15% or more of our common stock, Encysive is acquired by that person or group in a merger or other business combination transaction, each right would then entitle its holder to purchase common stock of the acquiring company having a value of twice the $55.00 exercise price. The effect will be to entitle our stockholders to buy stock in the acquiring company at 50% of its market price.

      We may redeem the rights at $.001 per right at any time on or prior to the tenth business day following the acquisition of 15% or more of our common stock by a person or group or commencement of a tender offer for such 15% ownership. The rights expire on January 2, 2012.

Outstanding Warrant

      At June 1, 2004, our only outstanding warrant was a warrant to purchase 142,858 shares issued to Genentech in 1997. This warrant expires in October 2004, and has an exercise price of $14.00 per share.

Special Provisions of Our Charter, Bylaws and Delaware Law

      The following charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control.

      Authorization of Preferred Stock. As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of our common stock. As a result, preferred stock

•	could be issued quickly and easily;

•	could adversely affect the rights of holders of our common stock; and

•	could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

      Stockholder Meetings and Written Consent. Under our bylaws, a special meeting of the stockholders may be called by:

•	the board of directors; or

•	the corporate secretary upon the written request, stating the purposes of such meeting, of the holders of at least 51% of our outstanding common stock.

      Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by the board of directors or its committees.

      Indemnification. Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of directors for monetary damages for breach of a director’s fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent Delaware law permits, and no member of our board is personally liable for monetary damages for breach of the member’s fiduciary duty as a director, except for liability:

•	for any breach of the member’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the member derived an improper personal benefit.

This provision may discourage derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. Our bylaws provide indemnification to our officers and directors and other specified persons with respect to their conduct in various capacities, and we have entered into agreements with each of our directors and executive officers that indemnify them to the fullest extent Delaware law and our certificate of incorporation permit.

Transfer Agent or Registrar

      The Bank of New York is the transfer agent and registrar of our common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

      We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

      Unless otherwise specified in this prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

      If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by another equitable method as may be determined by us.

      After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

      Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Depositary Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

      We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock.

      Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days has expired after the depositary has delivered to us written notice of its election to resign and a successor depositary has not been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt securities, preferred stock, common stock, depositary shares, purchase contracts or units. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that we will name in the prospectus supplement. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

General

      If warrants are offered, the prospectus supplement relating to a series of warrants will include the specific terms of the warrants, including:

•	the offering price;

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the dates or periods during which the warrants can be exercised;

•	whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	any special tax implications of the warrants or their exercise;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any other terms of the warrants.

Transfers and Exchanges

      A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying securities.

Exercise

      Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date.

      After this time, unless we have extended the expiration date, the unexercised warrants will be void.

      Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement, holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

•	warrant certificates properly completed; and

•	payment of the exercise price.

      As soon as practicable after the delivery, we will issue and deliver to the indicated holder the securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

No Rights of Security Holder Prior to Exercise

      Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Enforceability of Rights by Holders of Warrants

      Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility if we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us.

Title

      We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

DESCRIPTION OF PURCHASE CONTRACTS

      We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a specified number, or amount, of securities at a future date or dates. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and an underlying debt or preferred security covered by this prospectus, U.S. Treasury security or other U.S. government or agency obligation. The holder of the unit may be required to pledge the debt, preferred security, U.S. Treasury security or other U.S. government or agency obligation to secure its obligations under the purchase contract.

      If purchase contracts are offered, the prospectus supplement will specify the material terms of the purchase contracts, the units and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount that a holder will be obligated to pay under the purchase contract in order to purchase the underlying security;

•	the settlement date or dates on which the holder will be obligated to purchase the underlying security and whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which any early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number, or amount, of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract;

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying debt or preferred security with an aggregate principal amount or liquidation amount equal to the stated amount;

•	the type of security, if any, that is pledged by the holder to secure its obligations under a purchase contract;

•	the terms of the pledge arrangement relating to the security, including the terms on which distributions or payments of interest and principal on the security will be retained by a collateral agent, delivered to us or be distributed to the holder; and

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates.

DESCRIPTION OF UNITS

      As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants, debt securities, purchase contracts, or any combination of such securities, including guarantees of any securities. The applicable prospectus supplement will describe:

•	the securities comprising the units, including whether and under what circumstances the securities comprising the units may be separately traded;

•	the terms and conditions applicable to the units, including a description of the terms of any applicable unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

      We may issue the debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

      The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

      Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants.

      Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by the global security beneficially owned by the participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities.

      Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

      So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for the global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

      Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      We expect that the depositary for any securities represented by a global security, or its nominee, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

      If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

      We may sell our securities from time to time through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may use these methods in any combination.

By Underwriters

      We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters for their own account.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.

      We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:

•	to purchase from us up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of our securities at an agreed price per share of common stock; or

•	to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our common stock or any other outstanding security.

      The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our common stock or other security.

      The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

By Dealers

      We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

By Agents

      We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

By Delayed Delivery Contracts

      We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

      We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

General Information

      Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

      Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

      Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

      Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

      Certain legal matters in connection with the securities offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

      The consolidated financial statements of Encysive Pharmaceuticals, Inc. (f/k/a Texas Biotechnology Corporation) as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, Houston, Texas, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The statements in this prospectus in the Risk Factors under the caption “Risks Relating to Intellectual Property” and other references herein to intellectual property matters have been reviewed and approved by Wood, Phillips, Katz, Clark & Mortimer, Chicago, Illinois, our patent counsel, as experts on such matters, and are included herein in reliance upon their review and approval.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$19,005.00
Blue sky and similar fees and expenses	5,000.00
Transfer Agent and Registrar fees	1,000.00
Accounting fees and expenses	50,000.00
Legal fees and expenses	75,000.00
Printing and engraving expenses	10,000.00
Miscellaneous	5,000.00

Total	$165,005.00

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of Delaware, commonly referred to as the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

      In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

      As permitted by the DGCL, our By-laws provide that we will indemnify our directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our Certificate of Incorporation, as amended, indemnifies our directors, officers, employees, and our agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that provide coverage of up to $15 million.

Item 16.	Exhibits.

Exhibit No.		Description of Exhibit

1	.1(1)	Form of Underwriting Agreement.
4.1		Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10, effective June 26, 1992 (as amended)).
4.2		Amendment to the Certificate of Incorporation dated November 30, 1993 (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-Q filed with the Commission on November 14, 1994).
4.3		Amendment to the Certificate of Incorporation dated May 20, 1994 (incorporated by reference to Exhibit 3.5 to the Company’s Form 10-Q filed with the Commission on November 14, 1994).
4.4		Certificate of Amendment of Certificate of Incorporation dated May 3, 1996 (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-Q filed with the Commission on August 13, 1996).
4.5		Certificate of Amendment to Certificate of Incorporation dated May 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on August 13, 2003).
4.6		Amended and Restated By-laws of Texas Biotechnology Corporation adopted September 6, 1996 (incorporated by reference to Exhibit 3.7 to the Company’s Form 10-Q filed with the Commission on November 13, 1996).
4.7		Amendment to Article II of By-laws adopted June 29, 2000 (incorporated by reference to Exhibit 3.8 to the Company’s Form 10-Q filed with the Commission on August 14, 2000).
4.8		Certificate of Designations, Preferences, Limitations and Relative Rights of The Series A Junior Participating Preferred Stock of Texas Biotechnology Corporation (incorporated by reference to Exhibit 2 to the Company’s Form 8-A filed with the Commission on January 3, 2002).
4.9		Rights Agreement, dated as of January 2, 2002, between Texas Biotechnology Corporation and The Bank of New York, as Rights Agent, including exhibits thereto. (incorporated by reference to Exhibit 1 to the Company’s Form 8-A filed with the Commission on January 3, 2002).
4.10		Form of Rights Certificate (incorporated by reference to Exhibit 3 to the Company’s Form 8-A filed with the Commission on January 3, 2002).
4	.11(2)	Form of Senior Indenture.
4	.12(2)	Form of Subordinated Indenture.
4	.13(1)	Form of Senior Debt Security.
4	.14(1)	Form of Subordinated Debt Security.
4	.15(1)	Form of Warrant Agreement, including form of Warrant.
4	.16(1)	Form of Purchase Contract.
4	.17(1)	Form of Unit Agreement.
4	.18(1)	Form of Pledge Agreement.
4	.19(1)	Form of Deposit Agreement.
4	.20(1)	Form of Depositary Share.
4	.21(1)	Form of Guarantee.
5	.1(2)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
12	.1(2)	Statement showing computation of ratios of earnings to fixed charges.
23	.1(2)	Consent of KPMG LLP, Houston, Texas.
23.2		Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

Exhibit No.		Description of Exhibit

23	.3(2)	Consent of Wood, Phillips, Katz, Clark & Mortimer.
24.1		Power of Attorney (contained in signature page).
25	.1(2)	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

(1)	Encysive will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, depositary shares, warrants, purchase contracts or units, (iii) any additional required opinion of counsel to Encysive as to the legality of the securities offered hereby or (iv) any required opinion of counsel to Encysive as to certain tax matters relative to securities offered hereby.

(2)	Filed herewith.

Item 17.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellaire, state of Texas, on the 4th day of June, 2004.

ENCYSIVE PHARMACEUTICALS INC.

By:	/s/ BRUCE D. GIVEN

Bruce D. Given, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

      We the undersigned officers and directors of Encysive Pharmaceuticals Inc., hereby, severally constitute and appoint Bruce D. Given, M.D. and Stephen L. Mueller each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Encysive Pharmaceuticals Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. PIETRUSKI John M. Pietruski	Chairman of the Board of Directors	June 4, 2004

/s/ BRUCE D. GIVEN Bruce D. Given, M.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	June 4, 2004

/s/ RICHARD A.F. DIXON Richard A.F. Dixon, Ph.D.	Director and Senior Vice President, Research and Chief Scientific Officer	June 4, 2004

/s/ STEPHEN L. MUELLER Stephen L. Mueller	Vice President, Finance and Administration, Secretary and Treasurer (Principal Financial and Accounting Officer)	June 4, 2004

/s/ RON J. ANDERSON Ron J. Anderson, M.D.	Director	June 4, 2004

Signature	Title	Date

/s/ FRANK C. CARLUCCI Frank C. Carlucci	Director	June 4, 2004

/s/ ROBERT J. CRUIKSHANK Robert J. Cruikshank	Director	June 4, 2004

/s/ SUZANNE OPARIL Suzanne Oparil, M.D.	Director	June 4, 2004

/s/ WILLIAM R. RINGO, JR. William R. Ringo, Jr.	Director	June 4, 2004

/s/ JAMES A. THOMSON James A. Thomson, Ph.D.	Director	June 4, 2004

/s/ JAMES T. WILLERSON James T. Willerson, M.D.	Director	June 4, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellaire, state of Texas, on the 4th day of June, 2004.

IMMUNOPHARMACEUTICS, INC.

By:	/s/ BRUCE D. GIVEN

Bruce D. Given, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

      We the undersigned officers and directors of ImmunoPharmaceutics, Inc., hereby, severally constitute and appoint Bruce D. Given, M.D. and Stephen L. Mueller each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable ImmunoPharmaceutics, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE D. GIVEN Bruce D. Given, M.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	June 4, 2004

/s/ RICHARD A.F. DIXON Richard A.F. Dixon, Ph.D.	Director and Vice President	June 4, 2004

/s/ STEPHEN L. MUELLER Stephen L. Mueller	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 4, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellaire, state of Texas, on the 4th day of June, 2004.

EP-ET, LLC

By:	/s/ BRUCE D. GIVEN

Bruce D. Given, M.D.
President

POWER OF ATTORNEY AND SIGNATURES

      We the undersigned officers and managers of EP-ET, LLC, hereby, severally constitute and appoint Bruce D. Given, M.D. and Stephen L. Mueller each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and managers to enable EP-ET, LLC to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE D. GIVEN Bruce D. Given, M.D.	Manager and President (Principal Executive Officer)	June 4, 2004

/s/ STEPHEN L. MUELLER Stephen L. Mueller	Manager, Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)	June 4, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellaire, state of Texas, on the 4th day of June, 2004.

ENCYSIVE, L.P.

By: EP-ET, LLC, its sole general partner

By:	/s/ BRUCE D. GIVEN

Bruce D. Given, M.D.
President

POWER OF ATTORNEY AND SIGNATURES

      We the undersigned officers and managers of EP-ET, LLC, the general partner of Encysive, L.P., hereby, severally constitute and appoint Bruce D. Given, M.D. and Stephen L. Mueller each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and managers of EP-ET, LLC, the general partner of Encysive, L.P., to enable Encysive, L.P. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE D. GIVEN Bruce D. Given, M.D.	Manager and President of EP-ET, LLC (Principal Executive Officer)	June 4, 2004

/s/ STEPHEN L. MUELLER Stephen L. Mueller	Manager, Vice President, Secretary and Treasurer of EP-ET, LLC (Principal Financial and Accounting Officer)	June 4, 2004

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

1	.1(1)	Form of Underwriting Agreement.
4.1		Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Form 10, effective June 26, 1992 (as amended)).
4.2		Amendment to the Certificate of Incorporation dated November 30, 1993 (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-Q filed with the Commission on November 14, 1994).
4.3		Amendment to the Certificate of Incorporation dated May 20, 1994 (incorporated by reference to Exhibit 3.5 to the Company’s Form 10-Q filed with the Commission on November 14, 1994).
4.4		Certificate of Amendment of Certificate of Incorporation dated May 3, 1996 (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-Q filed with the Commission on August 13, 1996).
4.5		Certificate of Amendment to Certificate of Incorporation dated May 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q filed with the Commission on August 13, 2003).
4.6		Amended and Restated By-laws of Texas Biotechnology Corporation adopted September 6, 1996 (incorporated by reference to Exhibit 3.7 to the Company’s Form 10-Q filed with the Commission on November 13, 1996).
4.7		Amendment to Article II of By-laws adopted June 29, 2000 (incorporated by reference to Exhibit 3.8 to the Company’s Form 10-Q filed with the Commission on August 14, 2000).
4.8		Certificate of Designations, Preferences, Limitations and Relative Rights of The Series A Junior Participating Preferred Stock of Texas Biotechnology Corporation (incorporated by reference to Exhibit 2 to the Company’s Form 8-A filed with the Commission on January 3, 2002).
4.9		Rights Agreement, dated as of January 2, 2002, between Texas Biotechnology Corporation and The Bank of New York, as Rights Agent, including exhibits thereto. (incorporated by reference to Exhibit 1 to the Company’s Form 8-A filed with the Commission on January 3, 2002).
4.10		Form of Rights Certificate (incorporated by reference to Exhibit 3 to the Company’s Form 8-A filed with the Commission on January 3, 2002).
4	.11(2)	Form of Senior Indenture.
4	.12(2)	Form of Subordinated Indenture.
4	.13(1)	Form of Senior Debt Security.
4	.14(1)	Form of Subordinated Debt Security.
4	.15(1)	Form of Warrant Agreement, including form of Warrant.
4	.16(1)	Form of Purchase Contract.
4	.17(1)	Form of Unit Agreement.
4	.18(1)	Form of Pledge Agreement.
4	.19(1)	Form of Deposit Agreement.
4	.20(1)	Form of Depositary Share.
4	.21(1)	Form of Guarantee.
5	.1(2)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
12	.1(2)	Statement showing computation of ratios of earnings to fixed charges.
23	.1(2)	Consent of KPMG LLP, Houston, Texas.
23.2		Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
23	.3(2)	Consent of Wood, Phillips, Katz, Clark & Mortimer.
24.1		Power of Attorney (contained in signature page).
25	.1(2)	Statement of Eligibility on Form T-1 of The Bank of New York Trust Company, N.A.

(1)	Encysive will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, depositary shares, warrants, purchase contracts or units, (iii) any additional required opinion of counsel to Encysive as to the legality of the securities offered hereby, or (iv) any required opinion of counsel to Encysive as to certain tax matters relative to securities offered hereby.

(2)	Filed herewith.